Exhibit 99(i)(13)

                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION

x--------------------------------------x
Proceeding on Motion of the Commission :
as to rates, charges, rules and regula-:  Case 00-E-1273
tions of Central Hudson Gas & Electric :
Corporation for electric service;      :
and                                    :
Proceeding on Motion of the Commission :
as to rates, charges, rules and regula-:  Case 00-G-1274
tions of Central Hudson Gas & Electric :
Corporation for gas service.           :
x--------------------------------------x

                               JOINT PROPOSAL FOR
                             RATE PLAN MODIFICATION

Dated: March 29, 2004

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INTRODUCTION...................................................................1
I. Rate Provisions.............................................................2
A. Electric Rates..............................................................2
B. Gas Rates...................................................................2
C. Effect of Rates.............................................................2
D. Income Statements...........................................................3
E. Rate Base Offset -
Use of Benefit Fund............................................................3
F. Earnings Sharing............................................................3
G. Deferrals...................................................................5
H. Depreciation................................................................8
I. Ratemaking Factors..........................................................9
J. Payment by Credit Card......................................................9
K. Reliability Improvement.....................................................9
L. Other Proceedings...........................................................9
II. Rate Design and Gas Rates.................................................10
III. Public Policy Programs...................................................10
A. Customer Service
Quality Program...............................................................10
B. Electric Reliability
Standards.....................................................................12
C. Gas Reliability
Standards.....................................................................12
D. Performance Periods........................................................14
E. Low Income Program.........................................................14

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IV. Retail Market Development Initiatives.....................................15
A. Continuing Provisions......................................................15
B. Market Match and
Market Expo Programs..........................................................15
C. ESCO & Marketer
Satisfaction Mechanism........................................................17
D. ESCO Ombudsman.............................................................17
E. Competition Awareness and
Understanding Survey..........................................................17
F. Migration Incentives.......................................................17
G. Competition Education
Campaign......................................................................18
H. Low Income Customer
Aggregation Initiative........................................................18
I. Retail Access
Collaborative.................................................................18
J. Bill Format................................................................19
K. Competitive Metering
Initiative....................................................................19
V. Benefit Fund...............................................................20
A. Continuing Uses............................................................20
B. Additional Uses............................................................21
C. Pension/OPEB Offset........................................................21
D. Carrying Charge............................................................22
VI. Conditions................................................................22
A. Effect of
Joint Proposal................................................................22
B. Survival of Conditions.....................................................24
C. Headings...................................................................24
Signature Page................................................................25

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                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION

x--------------------------------------x
Proceeding on Motion of the Commission :
as to rates, charges, rules and regula-: Case 00-E-1273
tions of Central Hudson Gas & Electric :
Corporation for electric service;      :
and                                    :
Proceeding on Motion of the Commission :
as to rates, charges, rules and regula-: Case 00-G-1274
tions of Central Hudson Gas & Electric :
Corporation for gas service.           :
x--------------------------------------x

                          JOINT PROPOSAL FOR RATE PLAN
                                  MODIFICATION

                                  INTRODUCTION

            WHEREAS, by its Order Establishing Rates (Issued and Effective October 25, 2001) ("Rate Plan Order") in the above-captioned cases, the Commission adopted a Rate Plan for Central Hudson Gas & Electric Corporation ("Central Hudson" or the "Company"); and

            WHEREAS, through a series of subsequent Orders,(1) the Commission called for certain uses of the Benefit Fund in addition to those called for in the Rate Plan Order, and for additional collaborative meetings among the parties concerning further uses of the Benefit Fund, Public Policy Programs, and other matters; and

            WHEREAS, the parties have conducted several negotiating meetings pursuant to those directives, and have developed this proposal to establish the provisions of a Rate Plan for the period following the three year base term of the

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(1) The subsequent Orders include an Order Authorizing Benefit Fund
Disbursements (issued October 3, 2002 in Case 00-E- 1273)("Benefit Fund Order"), an Order Adopting Economic Development Program (issued October 3,
2002)("Economic Development Order"), and an Order Establishing Further Procedures (issued October 29, 2003) ("Procedures Order").

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existing Rate Plan. Among other things, this Joint Proposal for Rate Plan
Modification ("Joint Proposal") proposes to continue the rate levels and rate design of the existing Rate Plan, provides for enhanced Public Policy Programs, including new initiatives for developing retail markets, and establishes the future uses of the Benefit Fund, all as described below.

                               I. RATE PROVISIONS

A. Electric Rates

      The existing electric delivery rates, designed to recover the electric revenue requirements adopted by the Commission in the Rate Plan Order, will continue.

B. Gas Rates

      The existing gas delivery rates, designed to recover the gas revenue requirements adopted by the Commission in the Rate Plan Order, will continue.

C. Effect of Rates

      1. The levels of delivery rate revenues are for settlement purposes only, and do not necessarily reflect agreement on the disposition of any particular issue, other than as described in this Joint Proposal.

      2. Nothing in this Joint Proposal is intended to prevent Central Hudson from filing with the Commission requests for changes in rates to become effective (after any applicable suspension) as of July 1, 2004 or any time thereafter.

      3. Continuation of the existing mechanisms for the pass-through of the purchase price of electricity or gas, as adopted by the Commission in the Rate Plan Order, is an integral part of this Joint Proposal.

      4. In addition to the provisions of I.C.2, Central Hudson is authorized to reopen this Joint Proposal if its achieved regulatory return on actual common equity in either its electric or gas department falls below 8.5%.

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D. Income Statements

      1. The Income Statements for Electric and Gas services, Attachments A and B, respectively, to Attachment B of the Rate Plan Order, continue to be intended to show that this Joint Proposal is reasonable, and do not necessarily represent the views of any Signatory to this Joint Proposal.

      2. Central Hudson's authorization to recover the debt redemption premiums and unamortized debt expense over the remaining life of the redeemed debt and to recover the preferred stock redemption premiums and unamortized expenses ratably over the period ending 2028 continues.

      3. Rate base details, as have been reflected on Attachment H to Attachment B of the Rate Plan Order, continue.

E. Rate Base Offset - Use of Benefit Fund

      1. The removal of $42.5 Million from the Benefit Fund and inclusion of this amount as a credit to electric rate base continues.

      2. The credit will be applied to electric plant transmission and distribution book depreciation reserves in proportion to the relative book cost of plant in service at August 31, 2001 for such plant categories, subject to the provisions of Part I.H.2 of this Joint Proposal.

      3. The $42.5 Million amount wi11 be maintained as a rate base credit pending other potential treatment by order of the Commission in a subsequent Central Hudson electric rate case.

      4. This $42.5 Million rate base credit amount will be recognized in calculation of the achieved regulatory rate of return on common equity for the electric department.

F.    Earnings Sharing

      1. In the event that Central Hudson achieves a regulatory rate of return on common equity above 10.5% in either the electric or gas department, on a July 1 through June 30 twelve-month basis

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            commencing July 1, 2004, the earnings above 10.5% and up to 11.30%
            in such department(s) will be shared 70/30, respectively, between the Company and ratepayers and any earnings above 11.30% and up to 14.00% in such department(s) will be shared 65/35, respectively, between the Company and ratepayers. The ratepayers' portion will be added to the Benefit Fund in the electric department and deferred, subject to further order of the Commission, in the gas department. The 10.5% value is subject to adjustment pursuant to the Electric and Gas Migration Incentive, Part IV.F of this Joint Proposal.

      2. In the event that Central Hudson achieves a regulatory rate of return on common equity above 14.00% in either the electric or gas department, on a July 1 through June 30 twelve-month basis, the earnings above 14.00%, in the electric department, will be added to the Benefit Fund and, in the gas department, deferred subject to further order of the Commission.

      3. Measurement of Achieved Regulatory Rate of Return on Common Equity for Earnings Sharing Purposes:

            a) Determinations of the achieved regulatory rate of return on common equity by department, for gas and electric operations, will be made separately for the twelve-month periods ending June 30.

            b) The achieved regulatory return on common equity will be measured by department on the basis of Central Hudson's actual capitalization for the period being measured; provided, however, that if the actual equity ratio exceeds 45%, then a 45% ratio for will be used for this purpose.

            c) The financial consequences of the Service Quality Standards, Parts III.A.-C, and the Electric and Gas Migration Incentive,
                  Part IV.F, below, and the Gas Interruptible Revenue Sharing mechanism, Part V.A.1-2 of Attachment B to the Rate Plan Order, will be excluded in determinations of regulatory rate of return on common equity.

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            d)    Within 90 days following the end of a rate year, Central
                  Hudson shall provide Staff with a computation of achieved regulatory rate of return on common equity by department for the preceding period.

      4. The sharing percentages of Parts I.F.1-2 above are applicable to successive twelve-month periods commencing July 1, 2004 until such time as rates are changed. In the event that superceding rates become effective before a given twelve month period is complete, the sharing percentages shall be applied to earnings achieved from such portion of the applicable twelve-month period as is complete before the superceding rates become effective.

G.    Deferrals

      1. The Company continues to be authorized to defer the following kinds of items for recovery in the next electric or gas, as appropriate, base rate change or other Commission-ordered disposition:

            a) The Company is authorized to continue its use of deferral accounting with respect to the following expenses and costs and all other expenses and costs for which Commission authorization for deferral accounting is currently effective whether by reason of Commission order or policy of general applicability or by reason of a Commission determination with specific reference to the Company:

                  (1) Pension Expense under Statement of Financial Accounting Standards No. 87;

                  (2) Post Employment Benefits Other than Pensions ("OPEB") under Statement of Financial Accounting Standards No. 106;

                  (3)   Interest Costs on Variable Rate Debt;

                  (4) Incremental costs of litigation regarding claims of exposure to asbestos at Company facilities;

                  (5) Research and Development costs under Commission Technical Release No. 17.

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            b)    Changes in accounting standards, subject to the understanding that this specific authority to defer is subject to such orders as the Commission may issue that provide for generic treatment of accounting practices;

            c)    Changes in federal or state regulations;

            d)    Force Majeure; and

            e)    Others addressed herein.

      2. With the exception of Part I.G.5.f, the uses of deferral accounting authorized herein continue and shall not terminate because of the end of the term of this Joint Proposal.

      3. Central Hudson retains the right to petition the Commission for authorization to defer extraordinary expenditures not otherwise addressed by this Joint Proposal.

      4. Additional Deferral Provisions Related to Changes in Federal, State or Other Tax Laws:

            a) The Signatories agree that the Income Statements, Attachments A and B to Attachment B of the Rate Plan Order, do not reflect implementation of the tax law changes resulting from the 2000 Legislative Session. Accordingly, tax differences between the prior State Tax Laws and the 2000 Legislative enactments will be deferred, in accordance with the Commission's Order of June 28, 2001 in Case 00-M-1556 for disposition as determined subsequently by the Commission.

            b) The deferral of state income taxes on earnings shall be permitted up to 10.5%. The calculation of regulatory earnings and achieved rate of return on common equity for purposes of
                  Part I.F.3 shall recognize the calculation of state income tax on earnings.

            c) In addition, the Company is authorized to defer increases or decreases in costs related to changes in federal, state and local tax law or regulations.

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      5.    Central Hudson is authorized to record electric or gas revenue amounts post-June 30, 2004 subject to the following:

            a) The annual amount recorded by department may not exceed the lesser of the revenue requirement deficiency shown on Attachment A or B to Attachment B of the Rate Plan Order, as appropriate, for Rate Year 3 of that Rate Plan, or the amount of revenues needed by department to provide a regulatory rate of return on common equity of 10.5% for the 12- month periods ending June 30, 2005 and 2006.

            b) Estimated amounts of revenue will be recorded on a monthly basis and adjusted to the final amount within the above constraints in the last month of the appropriate period. The amount of revenues that are recorded may be based on the measurement of earnings for periods of time that are less than a twelvemonth Rate Year period. Earnings for partial periods will be calculated by determining the level of earnings for the twelve month period ending on the date new rates are established and comparing it to the level of earnings required to provide a 10.5% equity return. If a deficiency in earnings results, the amount of revenues recorded for the partial period will be determined by the ratio of sales for the partial period to the sales for the twelve month period ending as of the date new rates are established.

            c) Central Hudson will submit reports showing any revenues recorded under this provision, and the measurement of earnings used in the calculation of the revenues recorded, for the annual periods ending June 30, 2005 and 2006. These reports shall be submitted no later than 90 days from the end of each annual period or the date when new rates take effect.

            d) Central Hudson may charge the electric department amounts accrued hereunder each month against the Benefit Fund, but in the event that any such charge would reduce the Benefit Fund balance to below the $8.0 million Minimum Balance set forth at
                  Part V.B.3 below,

                  Central Hudson may instead record a regulatory asset for the electric department amounts accrued hereunder each month.

            e) Central Hudson may record a regulatory asset for the gas department amounts accrued hereunder each month.

            f) This authority continues until the earlier of June 30, 2006 or, with respect to electric department revenue deferrals, the effective date of new base electric rates as a result of a general electric rate filing by Central Hudson and, with respect to gas department revenue deferrals, the effective date of new base gas rates as a result of a general gas rate filing by Central Hudson.

H. Depreciation

      1. The Company's electric, gas and common depreciation studies and methods as accepted by the Commission in the Rate Plan Order, continue to be accepted, including depreciation of Gas Distribution Mains, which will continue to be based on an Average Service Life of 85 years and a net salvage factor of negative 60% (actual negative net salvage in excess of negative 60% will be charged to maintenance expense).

      2. A method will be developed in the Company's next major electric rate case, for reducing the electric book depreciation reserve so that it exceeds the theoretical depreciation reserve by no more than 10 percent. Any Benefit Fund amounts transferred to the book depreciation reserve will be excluded from the measurement of the book to theoretical reserve ratio.

      3. The amounts shown on Attachment A, B and H to the Rate Plan adopted in the Rate Plan Order will be used as the rate allowances for purposes of revenue matching accounting or other deferral purposes as appropriate.

I. Ratemaking Factors

      1. The common cost allocation factor will continue to be 85% electric, 15% gas, as adopted in the Rate Plan Order.

      2. The electric loss factor will continue to be 1.0437, as adopted in the Rate Plan Order.

      3. The factor for lost and unaccounted for gas will continue to be 1.025, as adopted in the Rate Plan Order.

J. Payment By Credit Card

      The Company continues to be authorized, but not required, to accept payments for service by credit card from residential and small commercial customers.

K. Reliability Improvement

      The Reliability Improvement Program, as adopted by the Commission in the Rate Plan Order, will continue through the period ending June 30, 2004.

L. Other Proceedings

      1. The outcomes of generic Commission proceedings such as the Unbundling, Competitive Markets, or Stand-by Rates Proceedings, and any others during the term of this Joint Proposal that may affect implementation of electric and gas competition, will be reflected prospectively, subject to the understanding that any stranded or similar costs resulting from any such proceedings, as determined by the Commission, may be recovered out of the Benefit Fund to the extent not inconsistent with any applicable Commission Order, including the Order to be issued here, or, if recovery out of the Benefit Fund is inconsistent with the applicable Commission Order, Central Hudson shall be deemed to have fully reserved its rights and nothing in this Joint Proposal or Central Hudson's participation in it shall be deemed to prejudice Central Hudson's position. Nothing in this provision is intended to alter the Commission's Order Establishing Electric Standby Rates, Issued December 4, 2003 in Case 02- E-1108.

      2. Nothing in this Joint Proposal shall be interpreted to preclude Central Hudson from participating in any Commission proceeding in any manner it may deem advisable.

II. RATE DESIGN AND GAS RATES

The provisions of the existing Rate Plan on Electric Rate Design, Gas Rate Issues, and Gas Rate Design, Parts IV, V and VI, respectively, of Attachment B to the Rate Plan Order, continue.

                          III. PUBLIC POLICY PROGRAMS

A. Customer Service Quality Program

      1. The total potential assessment for Customer Service Quality, on a combined Company basis per calendar year commencing January 1, 2004, shall be twentyfive basis points. Of the twenty-five basis point total, twelve and one-half basis points are for the PSC Complaint Rate (12.5 basis points) and twelve and one-half basis points (12.5 basis points) are for the Customer Satisfaction Index ("CSI").

      2.    PSC Complaint Rate

      a) A PSC Complaint Rate target and assessment shall not be implemented in the 2004 calendar year.

      b) These proceedings shall be subject to reopening by the Commission after it establishes a complaint rate mechanism for Verizon, Inc., in the process described in the Notice Requesting Comments issued December 22, 2003 in Case 00-C-1945. Following a reopening of these proceedings, a collaborative will be established to discuss in good faith the application of the concepts of the approach adopted by the Commission in Case 00-C-1945 to Central Hudson consistent with recognition of distinctions between it and Verizon, Inc., consistent with the principles of this Joint Proposal.

      c) Pending a Commission decision following the reopening of these proceedings on the PSC Complaint Rate, the 12.5 basis point total potential assessment assigned to the PSC Complaint Rate in the existing Rate Plan is temporarily allocated to the CSI, as detailed below.

      3.    CSI

      a) The CSI will be based on the calculations performed by Central Hudson consistent with the procedures adopted as a result of Case 96- E-0909.

      b)    Targets and penalties for the CSI follow.

                           Without PSC Complaint Rate

            Customer Satisfaction Index
            CSI Performance                                         Basis Points
            ---------------                                         ------------
            83 or higher                                            None
            equal to or greater than 82 and less than 83            6.25
            equal to or greater than 81 and less than 82            12.5
            equal to or greater than 80 and less than 81            18.75
            less than 80                                            25.0

                             With PSC Complaint Rate

            Customer Satisfaction Index
            CSI Performance                                         Basis Points
            ---------------                                         ------------
            83 or higher                                            None
            equal to or greater than 82 and less than 83            3.125
            equal to or greater than 81 and less than 82            6.75
            equal to or greater than 80 and less than 81            9.375
            less than 80                                            12.5

      4. The "Appointments Kept" incentive remains at $20 per missed appointment.

      5. In cooperation with Staff, Central Hudson will develop a framework for an annual report on the CSI, the related survey results and the effects on the Company's customer service operations, and on the Appointments Kept incentive. The Report shall address the Company's conformance with the process and procedures set forth in Attachments A, B and C to Appendix A of the Order Adopting Terms of Settlement Subject to Modifications and Conditions, issued February 19, 1998 in Case 96-E-0909. The report will be submitted to Staff as a component of Central Hudson's annual report to the Commission on its performance under the Service Quality Assurance Program beginning in the 2004 Report for the 2003 performance period.

B. Electric Reliability Standards

      1. The potential assessment on electric earnings, per calendar year commencing January 1, 2004, will total 25 basis points. Of that total, 12.5 basis points are for SAIFI and 12.5 basis points are for CAIDI.

            SAIFI Targets and Assessments

            greater than 1.15               6.25 basis point assessment
            greater than 1.25               12.5 basis point assessment

            CAIDI Targets and assessments

            greater than 2.10               6.25 basis point assessment
            greater than 2.20               12.5 basis point assessment

      2. The SAIFI and CAIDI indices are based on electric service interruptions that are not related to major storms. Assessments will be calculated with respect to electric operations. The Company may petition for appropriate adjustment to the CAIDI and SAIFI indices for each performance period to recognize the effects, if any, of Outage Management System ("OMS") implementation, or interventions by the ISO or similar authority causing service interruptions.

C. Gas Reliability Standards

      1. Mismarks

            a) For each annual calendar year period covered by this agreement, if the number of mismarks exceeds a rate of 1.0 per 1000 one-call tickets, a three basis point assessment would be imposed.

            b) Mismarks will be determined based on Central Hudson's current procedures, including recognition of the Tolerance Zone as defined in 16 NYCRR Part 753-1.2(t).

      2. Type 3 Leak Inventory

            a) If Type 3 leak inventory levels exceed the following targets, a three basis point assessment would be imposed.

                  (1) 315 at December 31, 2004 (no penalty if 125 or more Type 3 leaks were repaired during the year);

                  (2) 300 at December 31, 2005 (no penalty if 125 or more Type 3 leaks were repaired during the year);

                  (3) 285 at December 31, 2006 (no penalty if 125 or more Type 3 leaks were repaired during the year).

            b) If the target level for Type 3 leak inventory is not met, but an assessment is not due because the required number of Type 3 leak repairs were completed during the year, the leak inventory target level for the subsequent year shall be set at 25 less than the actual inventory remaining at the end of the prior year, or at the yearly target level, whichever is higher.

      3.    Emergency Response

      For each annual calendar year period covered by this Joint Proposal, a one basis point assessment would be imposed for each of the targets below that are missed:

      75% within 32 minutes
      90% within 45 minutes
      95% within 60 minutes

      4.    Documentation and Reporting

            a) Within 30 days of the end of each year covered by this Joint Proposal, the Company will report to Staff on its performance in meeting each of the measures in this Part III.C.

            b) Within 30 days of the mid-point of each year covered by this Joint Proposal, the Company will provide to Staff a progress report on its performance in meeting each of the measures in this Part III.C.

            c) The Company will cooperate with Staff in making back-up records and documentation related to the measures available for review and verification.

D. Performance Periods

      1. Except where otherwise noted, the service quality targets and assessment mechanisms in Parts III.A-C above, as in effect for 2006, will remain in effect for each calendar year thereafter, unless modified by the Commission commencing as of the 2007 calendar year; provided however, that nothing in this Joint Proposal is intended to endorse any assessment mechanisms other than those provided for herein. As of January 1, 2004, the service quality targets and assessment mechanisms in Parts III.A-C above, shall supersede, replace and extinguish the provisions of Part VII of Attachment B to the Rate Plan Order, for Rate Year 3 of that Rate Plan.

E. Low Income Program

      1. The low income program will be continued at no less than its third year funding levels and customer participation targets through at least June 30, 2006.

      2. Central Hudson will submit to Staff quarterly and annual reports on program operations, and at least one program evaluation report. Quarterly reports will be due 30 days after the conclusion of each operating quarter and will consist of program activity statistics including:

            o     Enrollment at the beginning of the period

            o     New enrollments during the period

            o     Enrollment at the end of the period

            o Participants that successfully completed and left the program during the period o Participants that left the program voluntarily for other reasons during the period

            o Participants that defaulted on payments and were removed from the program by Central Hudson

            o     Participants that made payments toward arrears

            o     Total arrears payments by participants

            o Total arrears matching payments by Central Hudson o Referrals of participants to other programs, with breakdown by program

            o     Program expenditures

      3. Annual reports will be submitted to staff within 60 days of the conclusion of the previous annual period. An evaluation of the program through June 30, 2005 will be submitted to Staff by September 30, 2005. Staff will work with the company to develop the report contents and formats.

IV. RETAIL MARKET DEVELOPMENT INITIATIVES

A. Continuing Provisions

      The provisions of Parts IX.A-E of Attachment B to the Rate Plan Order continue.

B. Market Match and Market Expo Programs

      1. A Market Match Program will be developed to provide opportunities for ESCOs and Central Hudson's business customers with a threshold peak demand of 250 kW or more, subject to the Company's option to lower the threshold, to exchange information that would help facilitate development of the competitive electric and gas commodity markets.

      2.    The Market Match Program will include:

            a) A system on Central Hudson's Web site enabling the exchange of customer usage data with ESCOs for customers interested in obtaining competitive price offers from ESCOS.

            b) Notification informing all customers with 250 kW or greater demand, subject to the Company's option to lower the threshold, of the Program via mailings.

            c) Responses from customers in writing or via the Web site indicating their interest in receiving solicitations for competitive price commodity options, contact information, and authorization for Central Hudson to provide the customer's service class, historical demand and energy consumption, etc. to participating ESCOs.

            d) ESCO access to Central Hudson's Web site via a secure Web page that will allow ESCOs to obtain participating customer information and solicit customers by providing competitive price options.

            e) ESCO execution of a confidentiality agreement promising not to release or use the customer information for any purpose other than the Market Match Program.

            f) Provisions for customers to exit the Market Match Program at any time by writing a letter or via the Web site.

      3. The Market Expo Program would be designed to bring the ESCOs, business customers and Central Hudson together to provide a forum for an exchange of customer data for customers interested in obtaining a competitive price. Central Hudson will:

            a) Invite all customers with a threshold peak demand of 250 kW or more, subject to the company's option to lower the threshold, to the Expo.

            b) With customer approval, release customer's historical energy consumption, applicable service class, NYISO zone, name and contact person to ESCOs prior to the Expo.

            c) Conduct an Expo that will include giving a presentation on the status of the electricity and gas markets in the Northeast along with an explanation of Central Hudson's retail access rules. The Expo will also provide a setting for customers to meet with specific ESCOs during the day.

      4. Staff and Central Hudson will work together to develop the workplan for the Market Match and Market Expo Programs. The workplan will detail how many Expos should be held, the dates of the Expos, and describe the customers that will be invited. Web applications and program announcement letters for ESCOs and customers will be developed and sent out.

C. ESCO & Marketer Satisfaction Mechanism

      Staff, Central Hudson and other parties shall discuss the existing survey to determine if any changes need to be made. The Company should strive to maintain 100% ESCO participation. Central Hudson will report to Staff and interested parties, within 60 days after the survey is conducted, on the results of the survey and its plans for addressing marketer concerns, if any, which were expressed in the survey.

D. ESCO Ombudsman

      The existing Ombudsman program will continue. Central Hudson shall report quarterly on all ESCO contacts to the Ombudsman, including a brief description of any issues and concerns expressed to the Ombudsman.

E. Competition Awareness and Understanding Survey

      Central Hudson will continue to survey its residential customers annually for the purpose of tracking changes in customer awareness and understanding of competition in electricity and gas markets. The Company will report the results of the survey to Staff as a component of its report on its outreach and education plan.

F. Migration Incentives

      1. Electric Incentive: The electric Earnings Threshold for each Rate Year will be increased by up to 30 basis points in common equity return pursuant to the following formula: (1) 30 basis points times
            (2) the total number of electric customers that commence taking electric delivery service from the Company under its Retail Access

            Program during each rate year, divided by (3) 5% of the total number of electric customers at the beginning of the rate year.

      2. Gas Incentive: The gas Earnings Threshold for each Rate Year will be increased by up to 30 basis points in common equity return pursuant to the following formula: (1) 30 basis points times (2) the total number of gas customers that commence taking gas transportation service from the Company under its Retail Access Program during each rate year, divided by (3) 5% of the total number of gas customers at the beginning of the rate year.

G. Competition Education Campaign

      Central Hudson is authorized to offset up to $250,000 in each of the Rate Years ending June 30, 2005 and June 30, 2006 from the Benefit Fund for incremental spending on a competition education campaign aimed at promoting customer migration. The company will develop the campaign in collaboration with Staff and interested ESCOs.

H. Low Income Customer Aggregation Initiative

      No later than September 1, 2004, after consultation with the parties, Hudson Valley Energy Savers (HVES) may file an application with the Commission, for its approval, justifying a request for continued funding of the HVES low income aggregation program for an additional year, calendar year 2005. Continuation of funding would be dependent on a showing that financial viability will be achieved, through financial success of the aggregation approach, grants sourced from other than the Benefit Fund, or other means.

I. Retail Access Collaborative

      1. Staff, the company, and interested parties will promptly convene a collaborative process to discuss the following potential tariff revisions and procedures related to increasing customer migration in the electricity and natural gas markets.

            o Encouraging marketers to acquire their own pipeline capacity.

            o Requiring marketers to commit to 12-month terms for the use of such pipeline capacity as the Company may continue to hold for marketer-served loads.

            o Developing a mechanism allowing the Company to access pipeline capacity provided by marketers in the event the marketer either defaults or decides to exit the market.

            o Reconsidering gas balancing and cash out procedures for marketers.

            o Eliminating the practice of showing the pipeline release, storage, and peaking service charges on gas customer bills.

            o Considering further consolidated bill and accounts receivable procedures for ESCOs and marketers.

            o Design of a program whereby Central Hudson's call center representatives are trained to refer customers to a rotating list of ESCOs and marketers, and the participating ESCOs and marketers agree to guarantee referral customers a set level of savings for some initial period.

      2. In order to ensure sufficient time for gas marketers to acquire customers before the heating season begins in November, Central Hudson, after participating in the collaborative, shall file any agreed-upon revised tariffs, including electric tariffs, no later than August 1, 2004, with a proposed effective date no later than November 1, 2004.

J. Bill Format

      As soon as reasonably practicable, Central Hudson will modify its bill format to remove the bill message indicating how much a customer would have paid for gas or electric service had the customer remained with the Company as its commodity supplier.

K. Competitive Metering Initiative

      Up to $500,000 from the Benefit Fund will be reserved for potential use in encouraging appropriate installations of advanced metering technologies and implementation of related pricing strategies intended to facilitate development of competitive markets. Staff will present a proposal for implementing this competitive metering initiative after consultation with Central Hudson, other parties to these proceedings, and other potentially interested parties.

                                V. BENEFIT FUND

A. Continuing Uses

      The existing approved uses of the Benefit Fund will continue as follows:

      1. Rate base offset: $42.5 Million (continues per Part I.E.1 of this Joint Proposal).

      2.    Gas site remediation: $10 Million (continues per this Joint
            Proposal).

      3. Reliability Improvement Program: remaining funding (continues through June 30, 2004).

      4. Refunds: The original $15 Million (net of tax) per RY adopted in the Rate Plan Order and the additional $6 Million (net of tax) directed in the Benefit Fund Order continue, but only through June 30, 2004, and will expire at that time.

      5. Economic Development: Up to $6.6 (net of tax) million through May 31, 2007, continues per the Commission's Economic Development Order.

      6. Other Funding: The back-out credits and future stranded or similar costs, subject to Part III.B of Attachment B to the Rate Plan Order, and the Revenue Tracking Mechanism adopted by the Commission in the Order Establishing Electric Standby Rates, issued December 4, 2003 in Case 02- E-1108.

      7. Electric Revenue Restoration: Up to $3.7 million (net of tax) may be reserved by Central Hudson in the Benefit Fund for restoration to income for the Rate Years ending June 30, 2005 and 2006 as provided at Part I.G.5.

      8. The uses set forth in Parts V.A.5-7 above may, at the Company's discretion, be charged against either the Benefit Fund principal or carrying charge balances, provided that any charge against the Benefit Fund principal shall not cause that balance to be reduced below zero.

B. Additional Uses

      Future disbursements from the Benefit Fund, in addition to the uses described above in this Joint Proposal, will be limited to:

      1. A refund of $5 million (pre-tax) to residential (S.C. 1 and 6) and small commercial (S.C. 2) customers over the period July 1, 2004 through June 30, 2005 using the existing refund mechanism. This refund may, at the Company's discretion, be charged against either the Benefit Fund principal or carrying charge balances, provided that any charge against the Benefit Fund principal shall not cause that balance to be reduced below zero.

      2. Offsets of pension/OPEB costs, as described in more detail in Part V.C, below.

      3. An $8.0 million (net of tax) Minimum Balance (principal plus carrying charges) will be maintained in the Benefit Fund for mitigation of future rate changes, until its disposition is decided by the Commission in a subsequent base rate case filing by Central Hudson.

C. Pension/OPEB Offset

      1. Central Hudson is authorized to offset deferred, and to be incurred, pension/OPEB costs against the Benefit Fund pursuant to the following principles:

            a) Pension and OPEB under-collections (principal and carrying charges) accumulated to date and through June 30, 2004, will be offset against the Benefit Fund principal.

            b) From July 1, 2004, Central Hudson is authorized to offset actual pension/OPEB costs (including carrying charges) in excess of rate allowances against the Benefit Fund principal.

            c) The offsets referred to in this Part V.C are authorized to the extent that no less than the $8 million Minimum Balance (principal plus carrying charges) in the Benefit Fund is available after each such offset, and the Benefit Fund principal balance is not reduced below zero.

      2. To the extent that the balance (principal plus carrying charges) in the Benefit Fund is not sufficient to preserve the $8.0 million Minimum Balance and to offset all such pension/OPEB expenses, Central Hudson shall maintain the Minimum Balance in the Benefit Fund, but the Company is authorized to defer actual pension/OPEB costs in excess of rate allowances and Benefit Fund offsets for subsequent recovery, in accordance with the Commission's Statement of Policy Concerning the Accounting and Ratemaking Treatment for Pensions and Post-retirement Benefits Other Than Pensions.

D. Carrying Charge

      Carrying charges at an annual rate equal to the pre-tax allowed rate of return for the period ending June 30, 2004, as adopted by the Commission in the Rate Plan Order, will continue to be applied monthly to the net remaining credit balance in the Benefit Fund. The Company will accrue pension-related interest in accordance with the Commission's Statement of Policy Concerning the Accounting and Ratemaking Treatment for Pensions and Post-retirement Benefits Other Than Pensions.

                                 VI. CONDITIONS

A. Effect of Joint Proposal

      1. It is understood that each provision of the Joint Proposal is in consideration and support of all the other provisions, and each Signatory has expressly conditioned its support upon the acceptance of this Joint Proposal in its entirety by the Commission.

      2. In the event that the Commission proposes to alter any provision of this Joint Proposal, no Signatory has any further obligation relative to it other than the obligation to discuss in good faith with the other Signatories whether any such alteration is acceptable. In the event that the Commission fails to adopt this Joint Proposal according to its terms, then each Signatory shall be free to pursue its respective positions in this proceeding, without prejudice, upon reasonable notice to the other Signatories.

      3. In the event of any disagreement over the interpretation of this Joint Proposal or the implementation of any of the provisions hereof, which cannot be resolved informally among the Signatories, such disagreement shall be resolved in the following manner: The Signatories shall promptly convene a conference and in good faith shall attempt to resolve such disagreement. If not so resolved by the Signatories, a Signatory may petition the Commission for relief on the disputed matter.

      4. The terms and provisions of this Joint Proposal apply solely to, and are binding only in the context of, the purposes and results of the mutual agreements reflected in the Signatories' settlement. None of the terms and provisions of this Joint proposal and none of the positions taken herein by any party may be cited or relied upon by any party in any fashion as precedent in any proceeding before the Commission, or before any other regulatory agency or any court of law for any purpose except in furtherance of the purposes and results of the signatories' settlement.

      5. This Joint Proposal represents a negotiated agreement and settlement, and except as otherwise expressly stated herein, none of the Signatories shall be deemed to have approved, agreed to, or consented to any principle, methodology, or interpretation of law underlying or supposed to underlie any provision hereof.

      6. The Signatories recognize that certain provisions hereof require that actions be taken in the future to effectuate fully the agreements and compromises set forth in this Joint Proposal. Accordingly, each Signatory agrees to cooperate with each other Signatory in good faith in taking such actions.

      7. The Signatories hereto agree to submit this Joint Proposal to the Commission and to support and request adoption by the Commission of their mutual settlement as set forth herein.

      8.    This Joint Proposal may be executed in counterparts.

B. Survival of Conditions

      All reservations of rights of any Signatory (including, but not limited to, Parts I.C.3., I.D.2, I.E, I.G, I.L.1, III.E, and V of this Joint Proposal) shall survive June 30, 2006.

C. Headings

      All titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience only and are not intended to affect the meaning, content or interpretation of this Joint Proposal.

      WHEREFORE, this Joint Proposal has been agreed to as of March 29, 2004. Each of the Signatories, by its signature, represents that it is fully authorized to execute this Joint Proposal on behalf of its principal.

                                 SIGNATURE PAGE

The undersigned party to Public Service Commission Case Nos. 00- E-1273 and 00-G-1274 has participated in the negotiations among the parties which led to the Joint Proposal dated March 22, 2004 and agrees to the provisions of such Joint Proposal.

Name of Party:


Signature of Person
Executing Document:          /s/ Daniel P. Duthie
                       ----------------------------------


Name of Person
Executing Document:            Daniel P. Duthie
                       ----------------------------------
                       Vice President and General Counsel
                        Strategic Power Management, Inc.

Dated: March 29, 2004

                                 SIGNATURE PAGE

The undersigned party to Public Service Commission Case Nos. 00- E-1273 and 00-G-1274 has participated in the negotiations among the parties which led to the Joint Proposal dated March 22, 2004 and agrees to the provisions of such Joint Proposal.

Name of Party:                 Small Customer Marketer Coalition


Signature of Person
Executing Document:                /s/ Usher Fogel, Counsel
                               ---------------------------------


Name of Person
Executing Document:                   Usher Fogel, Counsel
                               ---------------------------------

Dated: April 15, 2004

                                 SIGNATURE PAGE

The undersigned party to Public Service Commission Case Nos. 00- E-1273 and 00-G-1274 has participated in the negotiations among the parties which led to the Joint Proposal dated March 22, 2004 and agrees to the provisions of such Joint Proposal.

Name of Party:


Signature of Person
Executing Document:                /s/ Leonard Van Ryn
                             ----------------------------------


Name of Person
Executing Document:            Leonard Van Ryn, Staff Counsel
                             ----------------------------------
                             Department of Public Service Staff

Dated: March 29, 2004

                                 SIGNATURE PAGE

The undersigned party to Public Service Commission Case Nos. 00- E-1273 and 00-G-1274 has participated in the negotiations among the parties which led to the Joint Proposal dated March 22, 2004 and agrees to the provisions of such Joint Proposal.

Name of Party:      Central Hudson Gas & Electric Corporation


Signature of Person
Executing Document:           /s/ Arthur R. Upright
                     --------------------------------------


Name of Person
Executing Document:             Arthur R. Upright
                     --------------------------------------
                             Senior Vice President -
                     Regulatory Affairs, Financial Planning
                                  & Accounting

Dated: March 29, 2004